                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in Registration Statements on Form S-3 (Registrations Nos. 333-92328, 333-13809 and 333-34507) and on Form S-8 (Registration Nos. 333-22547, 333-24247 and 333-49101) of Walden
Residential Properties, Inc. of our report dated March 18, 1999, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for the cost of replacement carpets effective July 1, 1996), appearing in this Annual Report on Form 10-K of Walden Residential Properties, Inc. for the year ended December 31, 1998.



DELOITTE & TOUCHE LLP

Dallas, Texas
March 29, 1999